Exhibit 10.8

MB FINANCIAL, INC.
MB FINANCIAL BANK, N.A.
UNION BANK, N.A.
STOCK DEFERRED COMPENSATION PLAN

Originally Effective May 29, 2001
Amended and Restated Effective January 1, 2005

Exhibit 10.8

MB FINANCIAL, INC.
MB FINANCIAL BANK, N.A.
UNION BANK, N.A.
STOCK DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees, and to directors, who contribute materially to the continued growth, development and future business success of MB Financial, Inc., MB Financial Bank, N.A., Union Bank, N.A., and other subsidiaries, if any, that sponsor this Plan. The benefits provided hereunder shall be distributed in the form of Company Stock. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan shall constitute an amendment and restatement of the MB Financial, Inc., Stock Deferred Compensation Plan that was effective as of May 29, 2001 and previously restated effective May 1, 2002. The Plan is again being restated to comply with the applicable requirements of Section 409A of the Code. The effective date of this amendment and restatement is January 1, 2005. However, the rights of any person who terminated employment or who retired on or before the Effective Date --of this Plan as amended and restated shall be deter-mined solely under the terms of the Plan in which that person was a participant on the date of his termination of the Participant’s employment or retirement, unless such per-son again becomes a Participant hereunder after the Effective Date of the amended and restated Plan, or unless otherwise required by Section 409A of the Code.

ARTICLE I
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

"Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to his or her Deferral Account. A Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company, the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Company and the Employer.

"Affiliates” shall mean any and all entities that are considered affiliated with any of the Employers within the meaning of Sections 414(b) and (c) of the Code.

Exhibit 10.8

"Annual Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's annual bonus and cash incentive plans, excluding stock options.

"Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Bonus and Director’s Compensation that a Participant elects to have, and is deferred, in accordance with Article 3.1, for any one Plan Year. In the event of a Participant's Disability or Termination of Service prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

"Base Annual Salary" shall mean the annual cash compensation relating to services performed by an Employee during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

"Beneficiary" shall mean one or more persons, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

"Board" shall mean the board of directors of the Company.

"Change in Control" shall mean the first to occur of any of the following events:

(a)
Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

Exhibit 10.8

(b)
During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) herein) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)
The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(d)	The Shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)
The Shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporation"( as defined in Code Section 1563) in which the Company is a member.

The definition of Change in Control shall be deemed automatically modified to comply with the most expansive definition provided for in Section 409A.

"Claimant" shall have the meaning set forth in Section 14.1.

"Code" shall mean the Internal Revenue Code 1986, as it may be amended from time to time.

"Committee" shall mean the committee described in Article 12.

"Company" shall mean MB Financial, Inc., a Maryland corporation, and any successor to all or substantially all of the Company's assets or business.

"Company Stock" shall mean the common stock of the Company.

"Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior

Exhibit 10.8
to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.8 below. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan the Deduction Limitation shall not apply to any distributions made after a Change in Control. The Deduction Limitation shall not apply if and to the extent prohibited or limited by Section 409A.

"Deferral Account" shall mean (i) a sum of all of a Participant's Annual Deferral Amounts, (ii) the sum of Excess Matching Contributions contributed on behalf of the Participant, (iii) the sum of Excess Company Contributions contributed on behalf of the Participant, (iv) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (v) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

“Director” shall mean a member of the board of directors of the Company.

“Director’s Compensation” shall mean fees and other compensation payable for services as a Director.

"Disabled" shall mean where the Participant either is (a) unable to engage in any substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer or an Affiliate. The determination of whether a Participant is Disabled shall be determined by the Committee in its sole discretion.

"Disability Benefit" shall mean the benefit set forth in Article 6.

“Effective Date” shall mean May 29, 2001. The effective date of this amended and restated version of the Plan shall be January 1, 2005.

Exhibit 10.8
"Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

"Employee" shall mean a person who is classified as an employee of any Employer.

"Employer(s)" shall mean MB Financial, Inc., MB Financial Bank, N.A., Union Bank, N.A., and other subsidiaries, if any, that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

“Employer Contribution” shall mean a nonelective contribution (within the meaning of Treasury Regulation Section 1.401(k)-1(g)(10)) that is allocable on behalf of a Participant under a Qualified Plan.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Excess Employer Contributions” shall equal to the difference between (a) and (b) where:

(a)
is the amount of Employer Contribution that would have been allocated for the Plan Year on behalf of the Participant under a Qualified Plan, except for the limitation imposed on such Employer Contributions for the Plan Year by reason of Code Sections 401(a)(17) and 415; and

(b)	is the amount of Employer Contributions actually allocated on behalf of the Participant for the Plan Year.

“Excess Matching Contributions” shall equal to the difference between (a) and (b) where:

(a)
is the amount of Matching Contribution that would have been allocated for the Plan Year on behalf of the Participant, except for the limitation imposed on such Matching Contributions for the Plan Year by Code Sections 401(a)(17) and 415 (that is, the lesser of 50 percent of the Participant’s 401(k) deferrals under the Qualified Plans, or 2 percent of the Participant’s total compensation for the year); and

(b)	is the amount of Matching Contributions actually allocated on behalf of the Participant for the Plan Year.

“Key Employee” shall mean a key employee described in Section 416(i) of the Code, without regard to paragraph (5) thereof.

“Matching Contribution” shall mean a matching contribution (within the meaning of Code Section 401(m)(4)(A)) that is allocable on behalf of a Participant under a Qualified Plan.

Exhibit 10.8
"Monthly Installment Method" shall be a monthly installment payment over the number of months selected by the Participant in accordance with this Plan, calculated by dividing the number of shares in the Participant’s Account Balance (or that portion of the Participant’s Account Balance payable under the Monthly Installment Method, if less) by the number of months selected by the Participant in the election, with any fractional shares being paid in the final installment. By way of example, if the Participant elects to have 24000 shares of Company Stock paid using the 120-month Monthly Installment Method, then each monthly payment would be comprised of 200 shares of Company Stock. Each monthly installment shall be paid on or as soon as practicable after the last business day of the applicable month.

"Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who timely signs a Plan Agreement and an Election Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

"Plan" shall mean this Stock Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

"Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

“Qualified Plan” means a plan that meets the qualification requirements of Code Section 401(a) that is maintained by an Employer.

“Section 409A” shall mean Section 409A of the Code and any regulations or other guidance of general applicability issued thereunder.

"Short-Term Payout" shall mean the payout set forth in Section 4.1.

Exhibit 10.8
"Termination Benefit" shall mean the benefit set forth in Article 5.

"Termination of Service " shall mean the severing of service with all Employers and Affiliates voluntarily or involuntarily, for any reason other than authorized leave of absence.

"Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement, between the Company and the trustee named therein, as amended from time to time.

"Unforeseeable Financial Emergency" shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (ii) a loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, and Directors of the Company, as determined by the Committee in its sole discretion from time to time. From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan.

2.2
Enrollment Requirements. As a condition to participation, each selected Employee or Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3
Eligibility; Commencement of Participation. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee or Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

Exhibit 10.8
2.4
Termination of Participation and/or Deferrals. If the Committee determines in good faith than a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or is no longer a Director, the Committee shall have the right, in its sole discretion, to (i) to the extent permitted by Section 409A terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections, (iii) cease making Excess Matching Contributions or Excess Employer Contributions on his behalf (other than those previously declared), and/or (iv) to the extent permitted by Section 409A distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

ARTICLE 3
Deferral Commitments/Matching Contributions/Crediting/Taxes

3.1 Compensation Deferrals.

For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus, and/or Director’s Compensation, as the case may be, such amount as is set forth in the Participant’s Plan Agreement with respect to the Plan Year. The election shall be irrevocable with respect to compensation covered by the election until the end of the Plan Year. If no election is made, the amount deferred shall be zero. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.2 Discretionary Matching Contributions.

With respect to each Plan Year, each Employer, in its sole distribution, may agree to contribute on behalf of a Participant who is an Employee of that Employer an amount equal to the Participant’s Excess Matching Contribution with respect to the Plan Year. The Excess Matching Contribution shall accrue to each eligible Participant’s Deferral Account as of the last day of the Plan Year to which the Excess Matching Contribution relates, although the Excess Matching Contribution may be contributed to the Plan subsequent to that date. No earnings shall be credited until after the Excess Matching Contribution is actually contributed to the Plan.

3.3	Discretionary Employer Contributions.

With respect to each Plan Year, each Employer, in its sole distribution, may agree to contribute on behalf of a Participant who is an Employee of that Employer an amount equal to the Participant’s Excess Employer Contribution with respect to the Plan Year. The Excess Employer Contribution shall accrue to each eligible Participant’s Deferral

Exhibit 10.8
 Account with respect to the Plan Year to which the Excess Employer Contribution relates, although the Excess Employer Contribution may be contributed to the Plan after the close of that Plan Year. No earnings shall be credited until after the date the Excess Employer Contribution is actually contributed to the Plan.

3.4	Election to Defer; Effect of Election Form.

(a)
First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)
Subsequent Plan Years. For each succeeding Plan Year, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan. Such election shall be made before the end of the Plan Year preceding the Plan Year for which the election is made, or at such other time as may be required or permitted by Section 409A, by means of a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year. In the case of a deferral of a Participant’s Annual Bonus, the election form shall be delivered to the Committee prior to the date such Annual Bonus is announced by the Employer.

(c)
Special Election for Performance Based Compensation. In the event a Participant may elect to defer all or a portion of performance-based compensation (within the meaning of Section 409A) based on services performed over a period of at least 12 months, such election shall be irrevocable and shall be made no later than 6 months before the end of the performance-based compensation service period.

(d)
Special Election Rule for 2005. A Participant may elect to have all or a portion of his or her Account Balance paid under the Monthly Installment Method, commencing at the time set forth in Article 5 or Article 6, as applicable. This election is subject to the following conditions: (1) the election must be made on or before December 31, 2005; (2) the election shall apply only to that portion of the Participant’s Account Balance deferred prior to the date of the election (or, if less, the amount designated by the Participant in the election); (3) the election shall specify the number of months over which the amount subject to the election will be paid (not to exceed 180 months); (4) the election may provide that upon the death of the Participant prior to the payment of all amounts subject to the election, the unpaid portion of such amount will be paid to the Participant’s Beneficiary(ies) in a lump sum; and (5) the election may be modified (to the

Exhibit 10.8

minimum extent necessary) to comply with the requirements of Section 409A and any guidance of general applicability issued thereunder.

3.5
Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is paid to the Participant, whether or not this occurs during the Plan Year itself. The Director’s Compensation portion of the Annual Deferral Amount shall be withheld at the time the Director’s Compensation is paid to the Participant, whether or not this occurs during the Plan Year.

3.6
Investment of Trust Assets. The assets of the Trust shall be invested solely in Company Stock, except for such amounts of cash as the Trustee determines necessary to ensure the proper operation of the Trust. Dividends on Company Stock held by the Trust shall be reinvested in Company Stock.

3.7	Vesting. A Participant shall at all times be 100% vested in his or her Account Balance.

3.8
Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, a Participant's Account Balance shall be credited or debited on a daily basis based on the performance of the assets in the Trust, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in Common Stock: (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter was invested in Common Stock; (iii) the Participant’s Excess Matching Contribution was actually contributed as of the last day of the Plan Year and invested in Common Stock at the closing price on such date, (iv) the Participant’s Excess Employer Contribution was actually contributed as of the last day of the Plan Year and invested in Common Stock at the closing price on such date, and (v) any distribution made to a Participant that decreases such Participant's Account Balance shall cease being invested in Common Stock at the closing price on such date.

3.9
FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Annual Bonus and Director’s Compensation that is not being deferred in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. The Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9 if it determines that such action is necessary or appropriate.

3.10
Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

Exhibit 10.8
ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies

4.1
Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan. The Short-Term Payout shall be a lump sum payment equal to the Annual Deferral Amount that the Participant elected to defer under this Section 4.1 for the year, plus amounts credited and debited thereon, determined at the time that the Short-Term Payout becomes payable pursuant to the Participant’s election (rather than the date of a Termination of Service). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a period beginning 1 day and ending 60 days after the last day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a five year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2007, the five year Short-Term Payout would become payable during a 60 day period commencing January 1, 2013.

4.2
Other Benefits Take Precedence Over Short-Term. Except as may be required to comply with Section 409A, should an event occur that triggers a distribution under Article 5 or 6, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3
Withdrawal Payout for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency as determined under Section 409A, taking into account taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. Following approval of a payout under this Section 4.3, a Participant shall not be permitted to resume participation in the Plan for the later of 6 months following such withdrawal or the first day of the following Plan Year. The payment of any amount under this Section 4.3 shall be subject to the Deduction Limitation.

Exhibit 10.8
4.4	Manner of Payment. All distributions made pursuant to this Article 4 shall be made in the form of Company Stock except for fractional shares, which shall be distributed in cash.

ARTICLE 5
Termination Benefit

5.1
Termination Benefit. The Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance, if a Participant experiences a Termination of Service or upon a Change in Control, whichever shall occur first.

5.2
Payment of Termination Benefit. The Participant shall receive distribution of his Account Balance in a cash lump sum no later than (a) 60 days after the date of the Participant’s Termination of Service, or (b) 10 days after the occurrence of a Change in Control. Notwithstanding the preceding sentence, if the Participant is a Key Employee and the Employer is public traded at the time of the Participant’s Termination of Service, then the Participant’s distribution shall occur during the 60-day period commencing 6 months from the date of the Participant’s Termination of Service, if such Termination of Service occurs for any reason other than the Participant’s death or becoming Disabled. Notwithstanding the foregoing, if the Participant has made an election pursuant to Section 3.4(d), then the terms of that election shall control to the extent applicable. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 6
Disability Benefit

6.1	Disability Benefit. If a Participant becomes Disabled, the Participant shall receive a Disability Benefit equal to the Participant’s Account Balance.

6.2
Payment of Disability Benefit. The Participant shall receive distribution of his Account Balance in a cash lump sum no later than 60 days after the date the Participant is determined to have become Disabled. Notwithstanding the foregoing, if the Participant has made an election pursuant to Section 3.4(d), then the terms of that election shall control to the extent applicable. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 7
Beneficiary Designation

7.1
Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designated under any other plan of an Employer in which the Participant participates.

Exhibit 10.8
7.2
Beneficiary Designation: Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

7.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

7.5
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

7.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 8
Leave of Absence

8.1
Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

8.2
Unpaid Leave of Absence. If a Participant is authorized by the Participants Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.   If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 9
Termination or Amendment

9.1
Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Service on the date of Plan termination. The Account Balance shall be paid to the Participants in a cash lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. The ability of an Employer to terminate this Plan and distribute benefits in accordance with the Plan termination shall be subject to Section 409A.

9.2
Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

9.3
Plan Agreement. If a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document (other than with respect to deemed investment options that are in a medium other than Company Stock, or distributions other than in the form of Company Stock), the Employer may only amend or terminate such provisions with the consent of the Participant and as may be consistent with Section 409A.

9.4
Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

Exhibit 10.8

ARTICLE 10
Administration

10.1
Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

10.2
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

10.3
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of misconduct by the Committee or any of its members or any such Employee.

10.5
Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 11
Other Benefits and Agreements

The benefits provided for a Participant or a Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

Exhibit 10.8

ARTICLE 12
Claims Procedures

12.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	Notification of Decision. The Committee shall consider a Claimants claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.

12.3
Review of a Denied Claim. With 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

Exhibit 10.8
12.4
Decision on Review. The Committee shall render its decision on review promptly, and not later dm 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

12.5
Legal Action. A Claimant's compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 13
Trust

13.1
Establishment of the Trust. The Company shall establish the Trust and each Employer shall, at each pay period, transfer over to the Trust such cash as the Participant elected to defer under the Plan, or such other amount as it determines to be appropriate.

13.2
Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

13.3
Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 14
Miscellaneous

14.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Plan shall also be administered and interpreted in a manner consistent with Section 409A.

Exhibit 10.8
14.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain the general, unpledged and unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely of an unfunded and unsecured promise to pay money in the future.

14.3
Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

14.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance allowed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

14.6
Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Committee may deem necessary.

14.7
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be co as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Exhibit 10.8
14.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9
Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws and principles.

14.10
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below.

Director of Human Resources
MB Financial, Inc.
1200 North Ashland Avenue
Chicago, Illinois 60622-2298

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under s Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

14.12
Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse's will, nor shall such interest pass under the laws of intestate succession.

14.13
Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be constructed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14
Incompetent. If the Committee determines in its discretion a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount

Exhibit 10.8
14.15
Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse. This Section 16.15 shall be applied only to the extent consistent with Section 409A.

14.16	Distribution in the Event of Taxation or to Pay Taxes.

(a)
In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan. Distributions under this Section 16.16(a) shall be permitted only to the extent allowed under Section 409A.

(b)
To Pay Taxes. Notwithstanding any provision of the Plan to the contrary, but subject to Section 409A, distributions may be made from a Participant’s Account Balance prior to when amounts are otherwise distributable under the Plan to the extent necessary to pay employment or other taxes that are due and payable with respect to that Participant’s interest in this Plan.

(c)
Trust. If the Trust terminates in accordance with Section 3.6(e) of the Trust, and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

Exhibit 10.8

IN WITNESS WHEREOF, the Company has signed this Plan document as of _________, __, 2004, but effective for all purposes as of January 1, 2005.

MB FINANCIAL, INC.

By: _________________________
Title: _________________________

MB FINANCIAL BANK, N.A.

By: _________________________
Title: _________________________

UNION BANK, N.A.

By: __________________________
Title: _________________________